Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of April      , 2014, is entered into between Macrosolve, Inc., an Oklahoma corporation (the “Company”) and Drone Aviation
Holding Corp., a Nevada corporation and a wholly owned subsidiary of the Company (“Newco”).

Preliminary Statement

The Company desires to reincorporate as a Nevada corporation.  The Company has formed Newco in order to effect the reincorporation.

The board of directors of each of the Company and Newco deems it advisable and in the best interests of each corporation and its respective stockholders, that the Company be merged with and into Newco, upon the terms and subject to the conditions herein stated, and that Newco be the surviving corporation (the “Reincorporation Merger”).

NOW, THEREFORE, in consideration of the premises and of the agreements of the parties hereto contained herein, the parties hereto agree as follows:

ARTICLE I
THE REINCORPORATION MERGER; EFFECTIVE TIME

1.1.    The Reincorporation Merger.   Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.2), the Company shall be merged with and into Newco whereupon the separate existence of the Company shall cease. Newco shall be the surviving corporation (sometimes hereinafter referred to as the “Surviving Corporation”) in the Reincorporation Merger and shall continue to be governed by the laws of the State of Nevada. The Reincorporation Merger shall have the effects specified in the Oklahoma General Corporation Act of the State of Oklahoma, as amended (the “OGCA”) and in Chapter 78 and 92A of the Nevada Revised Statutes, as amended, and the Surviving Corporation shall succeed, without other transfer, to all of the assets and property (whether real, personal or mixed), rights, privileges, franchises, immunities and powers of the Company, and shall assume and be subject to all of the duties, liabilities, obligations and restrictions of every kind and description of the Company, including, without limitation, all outstanding indebtedness of the Company.

1.2.    Effective Time.    Provided that the conditions set forth in Section 5.1 have been fulfilled in accordance with this Agreement and that this Agreement has not been terminated or abandoned pursuant to Section 6.1, on the date of the closing of the Reincorporation Merger, the Company and Newco shall cause Articles of Merger to be executed and filed with the Office of the Secretary of State of Nevada (the “Nevada Articles of Merger”) and a Certificate of Merger to be executed and filed with the Secretary of State of Oklahoma (the “Oklahoma Certificate of Merger”). The Reincorporation Merger shall become effective upon the date and time specified in the Nevada Articles of Merger and the Oklahoma Certificate of Merger (the “Effective Time”).

ARTICLE II
CHARTER AND BYLAWS OF THE SURVIVING CORPORATION

2.1.    The Certificate of Incorporation.   The articles of incorporation of Newco in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation, until amended in accordance with the provisions provided therein or applicable law.

2.2.    The Bylaws.   The bylaws of Newco in effect at the Effective Time shall be the bylaws of the Surviving Corporation, until amended in accordance with the provisions provided therein or applicable law.

ARTICLE III
OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

3.1.   Officers.    The officers of Newco at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

3.2.   Directors.    The directors of Newco at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

ARTICLE IV
EFFECT OF MERGER ON CAPITAL STOCK

4.1.    Effect of Merger on Capital Stock.   At the Effective Time, as a result of the Reincorporation Merger and without any action on the part of the Company, Newco or the stockholders of the Company:

    (a)   Every 50.56186 shares of common stock of the Company, par value $0.01 (“Oklahoma Common Stock”), other than shares (“Dissenting Shares”) that are owned by stockholders (“Dissenting Stockholders”) exercising appraisal rights pursuant to Section 18-1091 of the OGCA outstanding immediately prior to the Effective Time, shall be converted (upon surrender of stock certificates representing the Oklahoma Common Stock) into one fully paid and non-assessable share of common stock, par value $0.0001, of Newco (“Nevada Common Stock”), with the same rights, powers and privileges as the shares so converted and all shares of common stock of the Company shall be cancelled and retired and shall cease to exist (the “Share Exchange”).  No fractional shares shall be issued in connection with the Share Exchange. All shares of Nevada Common Stock (including fractions thereof) issuable upon the Share Exchange to a given holder shall be aggregated for purposes of determining whether the Share Exchange would result in the issuance of any fractional share. If, after the aforementioned aggregation, the Share Exchange would result in the issuance of a fraction of a share of common stock, Newco shall, in lieu of issuing any such fractional share, round such fractional share up to the nearest whole share of Nevada Common Stock.

    (b)   Options, warrants, or other securities of the Company issued and outstanding immediately prior to the Effective Time shall be converted into the right to acquire the number of shares of Nevada Common Stock equal to one-fiftieth and fifty-six thousand one hundred eighty-six hundred-thousandths (1/50.56186th) the number of shares of Oklahoma Common Stock that were acquirable pursuant to such option, warrant, or other security at the Effective Date.  The same number of shares of Nevada Common Stock shall be reserved by Newco for purposes of the exercise of such options, warrants, or other securities as is equal to one-fiftieth and fifty-six thousand one hundred eighty-six hundred-thousandths (1/50.56186th) the number of shares of Oklahoma Common Stock so reserved as of the Effective Time.

    (c)  Each share of Nevada Common Stock owned by the Company shall no longer be outstanding and shall be cancelled and retired and shall cease to exist.

4.2.    Certificates.    At and after the Effective Time, all of the outstanding certificates which immediately prior thereto represented shares of Oklahoma Common Stock (other than Dissenting Shares), or options, warrants, or other securities of the Company shall be deemed for all purposes to evidence ownership of and to represent a number of shares of Nevada Common Stock equal to one-fiftieth and fifty-six thousand one hundred eighty-six hundred-thousandths (1/50.56186th) the number of shares of Oklahoma Common Stock represented thereby or that were acquirable pursuant to such options, warrants, or other securities of Newco, as the case may be, into which the shares of common stock, options, warrants, or other securities of the Company represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation or its  transfer agent. The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be  entitled  to  exercise  any  voting  and  other  rights  with  respect  to,  and  to  receive  any  dividends  and  other distributions upon, the shares of Oklahoma Common Stock, options,  warrants, or other securities of Newco, as the case may be, evidenced by such outstanding certificate, as above provided.

4.3   Appraisal Rights.   No Dissenting Stockholder shall be entitled to shares of Nevada Common Stock under this Article IV unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to dissent from the Reincorporation Merger under Section 18-1091 of the OGCA, and any Dissenting Stockholder shall be entitled to receive only the payment provided by Section 18-1091 of the OGCA with respect to Dissenting Shares owned by such Dissenting Stockholder. If any person or entity who otherwise would be deemed a Dissenting Stockholder shall have failed to properly perfect or shall have effectively withdrawn or lost the right to dissent with respect to any shares which would be Dissenting Shares but for that failure to perfect or withdrawal or loss of the right to dissent, such Dissenting Shares shall thereupon be treated as though such Dissenting Shares had been converted into shares of Nevada Common Stock pursuant to Section 4.1 hereof.

ARTICLE V
CONDITIONS

5.1.    Company Stockholder Approval of Reincorporation Merger.   The obligation of the Company to effect the Reincorporation Merger is subject to approval of this Agreement and the transactions contemplated hereby by the holders of a majority of the outstanding shares of the common stock of the Company at a special meeting to be held by the Company to consider the Reincorporation Merger or pursuant to a written consent of shareholders in lieu of a meeting in accordance with OGCA.

5.2.  Newco Stockholder Approval of Reincorporation Merger.  The obligation of Newco to effect the Reincorporation Merger is subject to approval of this Agreement and the transactions contemplated hereby by the holders of a majority of the outstanding shares of the common stock of Newco at a special meeting to be held by Newco to consider the Reincorporation Merger or pursuant to a written consent of shareholders in lieu of a meeting in accordance with Nevada Revised Statutes.

ARTICLE VI
TERMINATION

6.1.    Termination.    This Agreement may be terminated, and the Reincorporation Merger may be abandoned, at any time prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of the Company, if the board of directors of the Company determines for any reason, in its sole judgment and discretion, that the consummation of the Reincorporation Merger would be inadvisable or not in the best interests of the Company and its stockholders. In the event of the termination and abandonment of this Agreement, this Agreement shall become null and void and have no effect, without any liability on the part of either the Company or Newco, or any of their respective stockholders, directors or officers.

ARTICLE VII
MISCELLANEOUS

7.1.    Modification or Amendment.   Subject to the provisions of applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement; provided, however, that an amendment made subsequent to the approval of this Agreement by the holders of common stock of the Company shall not (i) alter or change the amount or kind of shares and/or rights to be received in exchange for or on conversion of all or any of the shares or any class or series thereof of the Company, (ii) alter or change any provision of the articles of incorporation of the Surviving Corporation to be effected by the Reincorporation Merger, or (iii) alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of any of the parties hereto.

7.2.    Counterparts.    This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

7.3.   Governing Law.    This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof.

7.4.   Entire Agreement.   This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

7.5.  No Third Party Beneficiaries.   This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

7.6.  Severability.     The  provisions  of  this Agreement  shall  be  deemed  severable  and  the  invalidity  or unenforce bility of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is determined by any court or  other  authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

7.7.  Headings.    The headings therein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

MacroSolve, Inc.,
an Oklahoma corporation

By:	/s/ James McGill
James C. McGill
President

Drone Aviation Holding Corp., a Nevada corporation

By:	/s/ James C. McGill
James C. McGill
President

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